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                                                      Registration No. 333-39277


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                          -----------------------------
                         Post Effective Amendment No. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                          THE COLONIAL BANCGROUP, INC.

             (Exact name of Registrant as specified in its charter)

       Delaware                         6711                     63-0661573
(State of Incorporation)    (Primary Standard Industrial      (I.R.S. Employer
                             Classification Code Number)     Identification No.)

      One Commerce Street, Suite 800                           (334) 240-5000
         Montgomery, Alabama 36104                             (Telephone No.)
  (Address of principal executive offices)

                          -----------------------------

                               William A. McCrary
                        Vice-President and Legal Counsel
                              Post Office Box 1108
                            Montgomery, Alabama 36101
                     (Name and address of agent for service)

                                   Copies to:

                                Willard H. Henson
                         Miller, Hamilton, Snider & Odom
                         One Commerce Street, Suite 305
                            Montgomery, Alabama 36104

            Approximate date of commencement of proposed sale to the
           public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


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         The Colonial BancGroup, Inc. ("BancGroup") registered 3,776,714 shares of its Common Stock on Form S-4, registration no. 333-39277, in connection with the acquisition of United American Holding Corporation ("United American"), a Florida corporation, including shares of BancGroup Common Stock to be issued pursuant to the exercise of options of United American following the merger. Such registration was declared effective on December 29, 1997.

         A total of 2,113,206 shares were issued in the merger on February 2, 1998 and 215,932 shares were issued pursuant to the exercise of United American options following the merger. Subsequent to the merger, BancGroup issued a 2 for 1 stock split, effected in the form of a 100% stock dividend (the "Stock Split"). In accordance with SEC Rule 416(b), the registration statement is deemed to cover the additional shares resulting from the Stock Split. Accordingly, the Form S-4, registration no. 333-39277, is deemed to register a total of 7,553,428 shares of BancGroup common stock. Giving effect to the Stock Split, a total of 4,658,276 shares would be deemed to have been issued in the merger and pursuant to the exercise of stock options after the merger. Pursuant to the undertaking given by BancGroup in such registration statement in accordance with Regulation S-K, item 512(a)(3), BancGroup hereby removes 2,895,152 shares from registration, which represents the number of shares registered less the number of shares issued in the merger and the number of shares issued pursuant to United American options.

                                    SIGNATURE

         Pursuant to Regulation S-K, item 512(a)(3) and SEC Rule 478(a)(4), the undersigned registrant hereby executes this post effective amendment to its registration statement on Form S-4 to remove from registration certain shares not issued and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 2nd day of February, 2001.

                                    THE COLONIAL BANCGROUP, INC.

                                    By: /s/ W. Flake Oakley, IV
                                       ----------------------------------------
                                       W. Flake Oakley, IV
                                       Chief Financial Officer and
                                       duly authorized agent for
                                       service